EX 99.28(p)(199)

Securities Disclosure Policy

Issued by:
Securities Disclosure Compliance

Applies to:
Standard & Poor’s Ratings Services, S&P Capital IQ, S&P Securities Evaluations, S&P Investment Advisory Services, Equity Research, S&P Indices, Fund Management Ratings and certain other personnel who support the businesses named above.

Effective date:
7 September 2010

Last amended date:
18 June 2012

For further instructions see:
Securities Disclosure Compliance intranet site

Standard & Poor’s Ratings Services, S&P Capital IQ, S&P Securities Evaluations, S&P Investment Advisory Services, Equity Research, S&P Indices, Fund Management Ratings and certain other personnel who support the businesses are required to comply with this policy and these guidelines. Failure to comply may result in disciplinary action up to and including termination of employment.

Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Indices
Securities Disclosure Policy

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1.	Introduction
Capitalized terms used herein are defined in Section 11 of this Policy.

1.1.	Why This Policy is Important

Standard & Poor’s has a worldwide reputation for integrity and objectivity. With that reputation comes responsibility — the responsibility to provide products and services in accordance with professional standards and that are not influenced inappropriately by Conflicts of Interest.

As an Employee of Standard & Poor’s, you have access or potential access to Standard & Poor’s processes and to Material Non-Public Information acquired during these processes. Allowing your investments to influence these processes, or allowing our information to influence your investments could damage the reputation of Standard & Poor’s and our Employees by calling into question the integrity of our products and services. This Policy contains restrictions on Holding and Trading Securities to prevent you from making investments that are or have the potential to be Conflicts of Interest by virtue of your role and responsibilities. For each business covered by the Investment Advisers Act of 1940, this Policy together with the associated Code of Ethics for that business constitute the Codes of Ethics required under Rule 204A-1.

1.2.	Who is Covered by This Policy1
This Policy applies to all Employees as defined in Section 11 of this Policy. It also applies, in some circumstances, to the Immediate Family of the Employees.

1.3.	Our Commitment to Your Privacy

As part of this Policy, you are required to report certain private information about your investments and those of your Immediate Family members. The information will be used only to monitor compliance with this Policy. Standard & Poor’s and our staff who have authorized access to the information will undertake efforts to hold this information in confidence, but it may be made available to the U.S. Securities and Exchange Commission (“SEC”) or other national and/or government regulators, to approved third parties as appropriate to validate compliance with the Policy, to third parties in connection with an investigation of a breach of this Policy, or to third parties to resolve disputes in which such information may be relevant.

1 For Ratings, SPSE, Equity Research, SPIAS and Index Employees, this Policy applies to the following locations: Argentina, Australia, Brazil, Canada, China, Dubai, France, Germany, Hong Kong, India, Israel, Italy, Japan, Korea, Malaysia, Mexico, Russia, Singapore, South Africa, Spain, Sweden, Taiwan, United Kingdom, and the United States.

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The information collected in connection with this Policy is maintained at your local business unit place of employment. If you work outside the U.S., the information will be transferred to a central global database in the U.S.2

Non-U.S. Employees and their Immediate Family members may have rights, under local data protection law, to be provided with information about use by Standard & Poor’s of information about them, including copies of the information, to require any inaccurate information about them to be corrected or deleted and, in some circumstances, to object to the processing of their information. Employees and Immediate Family members wishing to exercise these rights should contact Securities Disclosure Compliance.

Before providing Standard & Poor’s with any information about an identifiable member of your Immediate Family, you should first inform that Immediate Family member that you will be providing the information, provide him or her with the identity of the Standard & Poor’s entity to which the information will be provided, and pass on the information set out above.

	1.4.	If You Are Not Sure, Ask

If you have questions about this Policy or are uncertain about what is or is not permissible, please contact Securities Disclosure Compliance. Contact information is available on the Securities Disclosure Compliance intranet site.

2.	Regulatory Requirements
This Policy is designed to promote compliance with the Credit Rating Agency Reform Act of 2006 (“CRARA”), SEC regulations for Nationally Recognized Statistical Rating Organizations (“NRSROs”), and the SEC Investment Advisers Act of 1940; Regulation (EC) No. 1060/2009 of The European Parliament and of The Council of 16 September 2009 on credit rating agencies (“EU regulations”); Financial Instruments and Exchange Act, Act No. 25 of 1948, Article 66-35(i), and Cabinet Office Ordinance on Financial Instruments Business, etc., Ordinance No. 52 of 2007, Articles 308(1)(iii), 308(1)(iv), and 306(vii)(a)1 (“Japanese regulations”). Although you may not be obliged by the laws of certain jurisdictions to provide information and take other steps as required by this Policy, this Policy is designed to promote compliance with applicable securities laws in all the jurisdictions in which Standard & Poor’s operates.

2 Employees based outside the U.S. should note that the U.S. does not have data privacy laws as stringent as those in, for example, the European Union, but Standard & Poor’s has taken the necessary measures to ensure that the information transferred to the U.S. is adequately protected, including by entering into the necessary data transfer agreements. The information will be stored consistent with the Global Records Management Policy.

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3.	If You Violate This Policy

Consistent with The McGraw-Hill Companies and Standard & Poor’s Guild Codes of Business Ethics, any Employee who becomes aware of a violation of this Policy is encouraged to inform Securities Disclosure Compliance promptly. A report of all violations will be provided to the Chief Compliance Officer. Any breach of this Policy will be regarded as a violation of Standard & Poor’s internal policies and may constitute grounds for sanctions or disciplinary action, including dismissal from employment, in addition to any applicable sanctions for violations of Securities laws. The McGraw-Hill Companies and Standard & Poor’s prohibit retaliation against Employees who in good faith report actual or potential violations of this Policy.

4.	Restrictions

4.1.	Why Holding and Trading are Restricted
Holding and Trading restrictions are designed to help you avoid potential Conflicts of Interest and Insider Trading and Tipping violations.

	4.1.1.	Conflicts of Interest

As an Employee of Standard & Poor’s, your professional responsibilities may conflict or appear to conflict with your personal investment goals. Such a Conflict of Interest may make it difficult for you to do your job impartially. To help you avoid a possible conflict or appearance of a conflict, Standard & Poor’s has placed restrictions on the Securities that you and your Immediate Family members may Hold.

	4.1.2.	Insider Trading and Tipping

It is illegal under U.S. law and the laws of many other jurisdictions to Trade a Security while in possession of Material Non-Public Information that a reasonable investor would consider important in making an investment decision or that would affect the market price of that Security if made public (“Insider Trading”). Tipping is also illegal in the U.S. and other jurisdictions. As an Employee of Standard & Poor’s, you have access or potential access to such Material Non-Public Information.3 To help you avoid Insider Trading and Tipping violations based on your access to this information, Standard & Poor’s has placed restrictions on the Securities that you and your Immediate Family members are permitted to Trade.4  Should you become privy to Material Non-Public Information other than as part of your routine duties, it is your responsibility to inform Compliance of this information.

3 For SPSE Employees, please refer to Standard & Poor’s Securities Evaluations, Inc. Policy & Procedures Regarding Confidential and Proprietary Information for more information about what constitutes Material Non-Public Information.

4 Note that Trades must be Pre-Cleared and approved prior to execution. Please refer to Section 5 for information on Pre-Clearance requirements.

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4.2.	Restrictions on All Employees
The following restrictions apply to all Employees and their Immediate Family members.

	4.2.1.	Material Non-Public Information

All Employees and their Immediate Family members are prohibited from Trading in a Security while in possession of Material Non-Public Information about the Security or the issuer of the Security. Employees are also prohibited from Tipping any individual while in possession of Material Non-Public Information about a Security or the issuer of a Security.

	4.2.2.	Local Regulatory Requirements

All Employees and their Immediate Family members are prohibited from engaging in any activity that would violate the insider trading or dealing, market abuse, or other similar regulatory requirements in applicable jurisdictions.

	4.2.3.	1% or More of Public Companies

All Employees and their Immediate Family members are prohibited from Holding Securities that constitute 1% or more of the outstanding shares of any public company without specific written approval from Securities Disclosure Compliance.

	4.2.4.	Prohibited Financial Instruments5

All Employees and their Immediate Family members are prohibited from trading, selling short, or holding Prohibited Financial Instruments. If Employees or their Immediate Family members have questions regarding whether specific financial instruments are Prohibited Financial Instruments, they should contact Securities Disclosure Compliance.

	4.2.5.	Short-Term Trading6

Having Traded a Security, an Employee or his or her Immediate Family member may not profit from Trading the same or equivalent Security within thirty (30) calendar days of the original Trade, including through use of options or other derivatives. You may sell a Security at any time if the sale price is lower than the original purchase price (i.e., at a loss on the original investment, either through a direct trade, stop loss, or GTC order). You may not buy back into the position within (30) calendar days of the sale if the position sold was not held for at least (30) calendar days. All profits realized from short-term Trading must be disgorged as directed by Securities Disclosure Compliance. For purposes of this rule, sales shall be computed on a Last In, First Out (“LIFO”) basis.

5 Applicable only to employees subject to the Ratings Services Addendum.

6 Blind Trusts and Third-Party Discretionary Accounts are exempt from the short-term trading restriction.

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Shares acquired under employee compensation plans and employee stock ownership plans are not subject to the 30-day holding period. However, Employees must refer to their Restricted List(s), if applicable, before selling any such shares.

4.2.6.	Initial Public Offerings and Private Placements

All Employees and their Immediate Family members shall not participate in an Initial Public Offering or a Private Placement without prior written approval by Securities Disclosure Compliance. In considering such approval, Securities Disclosure Compliance will take into account, among other factors, a Conflict of Interest or the appearance of a Conflict of Interest.

4.2.7.	Blackout Periods
Management reserves the right to prohibit Trading in a particular Security for a designated period of time for all or a subset of Employees and their Immediate Family members.7

4.2.8.	Additional Restrictions Specific to Business

In addition to the requirements in the main body of this Policy, please see the Addenda for additional restrictions that may apply to the Employees who are members of or support each specific business of Standard and Poor’s, and their Immediate Family members. If an Employee is a member of or supports more than one business, then all of the requirements described in the Addenda of all the businesses for that Employee apply to that Employee. Please see the requirements for each business in the relevant Addenda.

4.3.	Your Securities Disclosure Profile

Employees are assigned a Securities Disclosure Profile based on two criteria: (1) their ability to influence Standard & Poor’s products and services and (2) their access to Material Non-Public Information, in fact or appearance, by virtue of their role and responsibilities. Your Securities Disclosure Profile identifies your level of access and influence (“Level”) and the extent of your restrictions by Practice Area, group, or Sector, as applicable by business (“Scope”). If you are not sure of your Securities Disclosure Profile, contact Securities Disclosure Compliance.8

	4.3.1.	Level 1 – General Influence and Access to Material Non-Public Information
Level 1 includes Employees in senior leadership positions who have the potential to influence Standard & Poor’s products and services, and who have access or potential

7 For SPSE Employees, this will include restrictions required by the SPSE Policies & Procedures Regarding Confidential and Proprietary Information, which prohibits buying or selling Securities when SPSE has received or expects to receive Material Non-Public Information concerning those Securities.

8 If an Employee’s Securities Disclosure Profile changes as a result of a transfer, that Employee is subject to the previous restrictions for sixty (60) days following the transfer, while also being subject to the new restrictions.

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access to Material Non-Public Information. Please see Addendum for the specific description of Level 1 for each business.

4.3.2.	Level 2 – Specific Influence and Access to Material Non-Public Information

Level 2 includes Employees who have the potential to influence Standard & Poor’s products and services and who have access or potential access to Material Non-Public Information. Please see Addendum for the specific description of Level 2 for each business.

4.3.3.	Level 3 – No Influence but Access to Material Non-Public Information

Level 3 includes Employees who do not have influence on Standard & Poor’s products and services but have access or potential access to Material Non-Public Information. Please see Addendum for the specific definition of Level 3 for each business.

4.3.4.	Level 4 – No Influence nor Access to Material Non-Public Information

Level 4 includes Employees who do not have influence on Standard & Poor’s products and services and do not have access to Material Non-Public Information. Please see Addendum for the specific description of Level 4 for each business.

4.3.5.	Immediate Family of Levels 1-4
An Employee’s Immediate Family members are considered to be the same Level as that Employee, and the Holding and Trading restrictions for an Employee extend to his or her Immediate Family members.

4.4.	Restrictions Based on Your Securities Disclosure Profile

In addition to the Securities Holding and Trading restrictions that apply to all Employees (see Section 4.2), you may have additional restrictions based on your Securities Disclosure Profile. Management reserves the right to implement additional restrictions on all or specific Employees, beyond what are mentioned in this Policy, as required by business needs.

	4.4.1	through 4.4.3 Restrictions on Levels 1, 2 and 3

Please see the business-specific Addenda for the specific restrictions based on the Securities Disclosure Profile of the business for which you are a member or which you support. If an Employee is a member of or supports more than one business, then all of the requirements described in the Addenda of all of the businesses for that employee apply to that Employee.

	4.4.4.	Restrictions on Level 4

Employees in Level 4 and their Immediate Family members have no additional restrictions beyond those listed in Section 4.2 above. (All Employees including those in Level 4 are subject to Pre-Clearance and reporting requirements, described in Sections 5 and 7, respectively.) Please see Section 4.2 of the Addendum for your business, if applicable, to determine if any additional restrictions apply to all Employees and their Immediate Family members specific to each business.

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4.5.	Restricted Lists

Standard & Poor’s maintains lists of Securities restricted according to the restrictions described above. These Restricted Lists may change frequently. Many, though not all, Restricted Lists are available on the Securities Disclosure Compliance intranet site. It is the responsibility of all Employees to check the Securities Disclosure Compliance intranet site to determine whether their Restricted Lists are available, and if so, review the Restricted Lists, and familiarize their Immediate Family members with them, before entering into a transaction (see Section 5).

4.6.	Conflicts of Interest

Employees are expected to act consistent with the policies and regulations to which they are subject. As such, even if a Security does not appear on the Restricted List for the Employee, the Employee and their Immediate Family members must not Trade or Hold that Security if:

	(a)	he/she knows or has reason to believe that the Security should be on the Restricted List; or

	(b)	he/she knows or has reason to believe that there is an actual Conflict of Interest with Trading or Holding the Security.

5.	Pre-Clearance

Before you or your Immediate Family members Trade a Security you must submit a Pre-Clearance request and receive approval notification through PSTS. Before approval for a transaction is granted, the request will be reviewed by both Securities Disclosure Compliance and your supervisor or designated approver.9 Exceptions to the Pre-Clearance requirement are outlined in Section 5.3.

	5.1.	Duration of Approval

Pre-Clearance for a transaction is valid from the receipt of approval until the end of that same trading day in the principal market for that Security. Trades not approved and executed within this timeframe require a new Pre-Clearance request and approval.

	5.2.	Right to Prohibit Trades Not on Restricted Lists
Management reserves the right to prohibit Trades of Securities not on the Restricted Lists for any Employees and their Immediate Family members.

	5.3.	Exceptions to Pre-Clearance
The following types of transactions are exempt from the Pre-Clearance requirement.

9 Trades by certain Employees in Level 4 will not be reviewed by a supervisor or designated approver, but submitting a Pre-Clearance request through PSTS is still required.

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5.3.1.	Well-Diversified Mutual Funds
Mutual Funds and Unit Trusts that are not Sector-specific do not need to be Pre-Cleared.

5.3.2.	McGraw-Hill Employee Stock Purchase Program

The acquisition of securities purchased through the McGraw-Hill Employee Stock Purchase Program does not need to be Pre-Cleared. All other transactions in McGraw-Hill Securities, including execution and sale of options, must be Pre-Cleared.  See Appendix A for additional information.

5.3.3.	Corporate Actions

Involuntary changes in Holdings as a result of corporate actions do not need to be Pre-Cleared. Examples of corporate actions include, but are not limited to, stock splits and receipt of Securities as a result of a merger or consolidation. However, a corporate action may result in a Holding implication that requires you to divest (see Section 8).

5.3.4.	Non-Transactional Changes in Holdings

Changes in Holdings that are not a consequence of a transaction (e.g., receipt of Securities as a gift or inheritance, through marriage, or as part of compensation such as stock options or restricted stock) do not need to be Pre-Cleared. However, these changes may result in a Holding implication that requires you to divest (see Section 8).

5.3.5.	Automatic Investment Plans

Automatic Investment Plans are subject to special rules. Although establishment of an Automatic Investment Plan (e.g., dividend reinvestment plan or “DRIP”) in a Security must be Pre-Approved, subsequent investments do not need to be Pre-Cleared unless you or your Immediate Family member is changing the manner of the investment or the Security in which the investment is being made. To obtain Pre-Approval for an Automatic Investment Plan, contact Securities Disclosure Compliance.

5.3.6.	Blind Trusts

Transactions in a Blind Trust for which Employees or their Immediate Family control or have a Beneficial Interest are not required to be Pre-Cleared because, by definition, you have no knowledge of the holdings of the trust and no right to intervene in the Trading of the Securities. However, you must report the fact that you have a Blind Trust (see Sections 7.1 and 7.2.1).

5.3.7.	Third-Party Discretionary Accounts

If you have a Third-Party Discretionary Account, you are not required to Pre-Clear transactions in such an Account because, by definition, you are not permitted to provide investment direction for the Account. Third Party Discretionary Accounts must be reported and relevant documentation must be submitted for review by Securities Disclosure Compliance. Third-Party Discretionary Accounts are required to be with a Designated Broker, if applicable, in your jurisdiction.

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6.	Designated Brokers
In order to help you fulfill your reporting requirements and improve the accuracy of your data, Standard & Poor’s has identified certain broker-dealers (“Designated Brokers”) that you and your Immediate Family members are either required to use or encouraged to use, depending on the jurisdiction in which you work. A list of Designated Brokers and jurisdictions with a Designated Broker requirement is available on the Securities Disclosure Compliance intranet site.

	6.1.	Electronic Account Feeds

Standard & Poor’s has arranged to receive automated electronic reports of Securities Holdings and transactions in Accounts held with certain Designated Brokers. If you work in a jurisdiction in which Designated Brokers are required, then you and your Immediate Family members are required to use these Designated Brokers for your brokerage Accounts and to make sure that your Account is designated as a Standard & Poor’s Employee Account subject to automated electronic reporting.10 If you work in a jurisdiction in which Designated Brokers are encouraged, but not required, you can minimize your PSTS reporting requirements by using a Designated Broker with electronic feed capability.

	6.2.	Paper Statements

If you do not use a Designated Broker, either because it is not required in your jurisdiction, or because you have obtained a written exemption from Securities Disclosure Compliance, then you must manually report all changes to your Accounts or Holdings and those of your Immediate Family members within ten (10) calendar days of execution, and you must instruct your broker or account holder to send duplicate account statements to Securities Disclosure Compliance (see Section 7).11 In the event that the broker refuses to send duplicate statements, you may not use that broker; in the event that the account holder does not have the capability to send duplicate statements, please contact Securities Disclosure Compliance.

	6.3.	New and Transferred Employees

In jurisdictions in which Designated Brokers are required, new and transferred Employees and their Immediate Family members must transfer their Accounts to a Designated Broker and designate the Account as a Standard & Poor’s Employee Account subject to automated electronic reporting within thirty (30) calendar days of receiving notification from Securities Disclosure Compliance.

	6.4.	Exceptions to Designated Broker Requirement

In jurisdictions in which Designated Brokers are required, the following types of Accounts are exempt from the requirement to use a Designated Broker: McGraw-Hill Employee Stock Ownership Program; non-brokerage mutual fund accounts at mutual fund companies (e.g., Franklin Templeton, Vanguard) holding only Mutual Funds; DRIPs; and Blind Trusts.  Documentation will be required to validate exceptions.

10 An electronic feed consent form is available on the Securities Disclosure Compliance intranet site.

11 The address to which to send paper statements is available on the Securities Disclosure Compliance intranet site.

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7.	Reporting

	7.1.	Initial Reporting Requirements for New and Transferred Employees

New and transferred Employees must enter into PSTS all Accounts and Holdings for themselves and their Immediate Family members within ten (10) calendar days of receiving notification from Securities Disclosure Compliance. Blind Trusts for which Employees or their Immediate Family control or have a Beneficial Interest must be disclosed to Securities Disclosure Compliance.

	7.2.	On-going Reporting Requirements for Current Employees12

Employees are required to report all Accounts, Holdings of Securities (including Mutual Funds), and related transactions for periodic review by Securities Disclosure Compliance. This information will be provided automatically from your Designated Broker account into PSTS. In the event that Securities Disclosure Compliance grants you an exception to the Designated Broker requirement, or Designated Brokers are not required or not available in your jurisdiction, you must instruct your broker to send duplicate statements to Securities Disclosure Compliance for all Accounts held by you and your Immediate Family members, and you must complete the following steps manually.

7.2.1.	New Accounts
You are required to enter all new Accounts into PSTS within ten (10) calendar days of the date of establishing the new Account.

7.2.2.	Transactions

You are required to enter all purchases and sales into PSTS within ten (10) calendar days of the date of the transaction, except for transactions in Mutual Funds and Unit Trusts that are not Sector-specific. Purchases and sales in Mutual Funds and Unit Trusts that are not Sector-specific must be reported prior to each Transaction certification.

7.2.3.	Non-Transactional Changes in Holdings

If there is a change in your Holdings that is not a consequence of a transaction (e.g., receipt of Securities as a gift or inheritance, through marriage, or as part of compensation such as stock options or restricted stock), you are required to notify Securities Disclosure Compliance of your change in Holdings within ten (10) calendar days of receipt.

7.3.	Exceptions to Reporting Requirements
The following do not need to be reported.

12 Standard & Poor’s reserves the right to monitor Employee and Employee-related Accounts for up to thirty (30) calendar days after termination of employment.

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7.3.1.	McGraw-Hill Employee Stock Purchase Program

The transactions of securities purchased through the McGraw-Hill Employee Stock Purchase Program do not need to be reported.  Holdings within the McGraw-Hill Employee Stock Purchase Program must be reported during the Holdings certification. All other transactions of McGraw-Hill Securities, including execution and sale of options, need to be reported. This includes execution and sale of securities acquired through the Stock Purchase Program or awarded through compensation. See Appendix A for additional information.

7.3.2.	Corporate Actions

Involuntary changes in Holdings as a result of corporate actions do not need to be reported. Examples of corporate actions include, but are not limited to, stock splits and receipt of Securities as a result of a merger or consolidation.

7.3.3.	Automatic Investment Plan Transactions

Automatic Investment Plans are subject to special rules. Although establishment of an Automatic Investment Plan (e.g., dividend reinvestment plan or “DRIP”) in a Security must be Pre-Approved, subsequent investments do not need to be reported unless you or your Immediate Family member is changing the manner of the investment or the Security in which the investment is being made.

7.3.4.	Blind Trust Transactions

Transactions in a Blind Trust for which Employees or their Immediate Family control or have a Beneficial Interest, are not required to be reported because, by definition, you have no knowledge of the Holdings of the trust and no right to intervene in the Trading of the Securities. However, you must report the fact that you have a Blind Trust (see Sections 7.1 and 7.2.1).

7.3.5.	Third-Party Discretionary Account Transactions

If you have a Third-Party Discretionary Account, you are not required to enter all purchases and sales into PSTS within ten (10) calendar days of the date of transaction. However, you must provide transaction information on a regular basis through an automated feed from a Designated Broker. If your account is not with a Designated Broker, then you must arrange to have duplicate monthly account statements sent to Securities Disclosure Compliance (see Section 6.2).

7.3.6.	Tax-Efficient Accounts

Tax-efficient Accounts whose Holdings are generally limited to a selection of funds, made by the sponsor of the Account (e.g., 401(k)s, 403(b)s, and 529s in the U.S. and Defined Contribution Pension Plans in the U.K., and other foreign equivalents) do not need to be reported. However, please note that your Holding and Trading restrictions must be adhered to in these accounts.

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8.	Divestment
If you or your Immediate Family members Hold any Securities that you are restricted from Holding, you must divest these Securities within the timeframes stated in this section. Please note that before divesting a Security you must submit a Pre-Clearance request and receive approval for the Trade according to the requirements set forth in Section 5. Pre-clearance will not be granted for any Security for which a blackout period has been put in place, as such Securities cannot be Traded.

	8.1.	New Employees
New Employees and their Immediate Family members must divest any Restricted Securities within fifteen (15) calendar days of commencing employment.

	8.2.	Transferred Employees

Personnel who become subject to this Policy or to a Restricted List through transfer or reassignment, and their Immediate Family members, must divest any Restricted Securities and terminate any AIPs involving Restricted Securities within fifteen (15) calendar days of their reassignment.

	8.3.	Gifts and Inheritances

If you or your Immediate Family members receive a Restricted Security as a gift, an inheritance, or through any other involuntary action, you must divest the Security within fifteen (15) calendar days of receipt.

	8.4.	Changes to Restricted Lists

If there are any changes to the Restricted Lists that affect your Holdings or those of your Immediate Family members, you will be notified and you and your Immediate Family members must divest the Restricted Security within fifteen (15) calendar days of notification.

9.	Certification

	9.1.	Current Employees

Within thirty (30) calendar days of the end of the second and fourth calendar quarters, you must submit to Securities Disclosure Compliance a certification with respect to all Accounts and Holdings as of the end of those periods, and all transactions during those periods, for both you and your Immediate Family members. You must also acknowledge that you have received, read, and understand this Policy; recognize that you must comply with this Policy; and have complied with all the requirements of this Policy at all times throughout those periods.13

13 In certain non-U.S. jurisdictions, you may be required to confirm that you agree to the collection and use of your personal information as described in this Policy and/or that you will obtain the equivalent agreement of your Immediate Family members before providing their information to Standard & Poor’s. This should not be taken as an indication that your or their agreement is necessary as a matter of law in any particular jurisdiction.

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9.1.1.	Third-Party Discretionary and Blind Trust Accounts

Employees with approved Third-Party Discretionary Accounts or Blind Trusts who submit an Account certification are also attesting to the fact that the account continues to qualify as Third-Party Discretionary or a Blind Trust, see definitions in Section 11.

9.1.2.	Third-Party Discretionary and Blind Trust Holdings
Employees with a Third-Party Discretionary Account or a Blind Trust must submit a Holding certification but are not attesting to the Holdings in any Third-Party Discretionary Account or Blind Trust.

9.1.3.	Third-Party Discretionary and Blind Trust Transactions

Employees with a Third-Party Discretionary Account or Blind Trust must submit a Transaction certification but are not attesting to the Transactions in any Third-Party Discretionary Account or Blind Trust.

9.2.	New Hire and Transferred Employees

Each new hire or transferred Employee, within ten (10) calendar days of notification from Securities Disclosure Compliance must certify that he or she has received, read, and understands this Policy; recognizes that he or she must comply with this Policy; will comply with all the requirements of this Policy; and has disclosed all Accounts and Holdings as required by this Policy.14

9.3.	Contract/Temporary Personnel

Contract and temporary personnel (e.g., IT, administrative support, consultants, summer interns) who have access or potential access to Standard & Poor’s processes and/or Material Non-Public Information are required to sign confidentiality agreements with Standard & Poor’s, and will be subject to pre-clearance and/or reporting requirements based on their role and access to information as determined by Securities Disclosure Compliance.

10. Exemptions
In addition to any other exemptions contained in this Policy, Securities Disclosure Compliance may, in limited circumstances, grant other exemptions in writing on a case-by-case basis and as permitted under applicable law, rules, and regulations. If you believe you qualify for an exemption, please contact Securities Disclosure Compliance in writing for instructions on how to proceed.

14 See Footnote 12.

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11.	Definitions
For the purposes of this Policy, the terms below shall have the following meanings:

“Account” shall mean a brokerage account in which an Employee or an Employee’s Immediate Family member Holds Securities, has a Beneficial Interest, or has discretion or control over the account. Types of Accounts include direct control accounts, managed accounts, Third-Party Discretionary Accounts, and Blind Trusts, including brokerage accounts that benefit from tax advantages in their respective country (e.g., IRAs and Keoghs in the U.S. and Self-Managed Superannuation Plans in Australia).

“Automatic Investment Plan (AIP)” shall mean a program in which purchases (or redemptions) are made automatically in (or from) investment accounts according to a predetermined schedule and allocation. A dividend reinvestment plan is a type of Automatic Investment Plan.

“Beneficial Interest” shall mean direct or indirect ownership interest in, or the opportunity, directly or indirectly, to profit or share in any profit derived from a Security or a transaction in a Security. It is also the ability to control the purchase, sale, legal transfer, or voting rights of a Security. An Employee is deemed to have a Beneficial Interest in Securities Held by any Immediate Family member. Similarly, an Employee is deemed to have a Beneficial Interest in the Securities portfolio Held by a corporation or partnership controlled by that Employee or a trust or estate for which the Employee or his or her Immediate Family member serves as trustee or executor. You should consult Securities Disclosure Compliance with any questions regarding specific circumstances in which you may be deemed to have a Beneficial Interest in a Security.

“Blind Trust” shall mean a trust in which the trustees have full discretion over the Securities, and the trust beneficiaries have no knowledge of the holdings of the trust or the ability to direct or influence changes to those holdings.

“Bond Fund” shall mean a type of investment entity (Mutual Fund, closed-end fund or Unit Investment Trust (UIT)) that invests primarily in bonds.

“Conflict of Interest” shall mean a situation in which an Employee’s private interests conflict with his or her professional interests.

“Contract for Difference (CFD)” shall mean a contract in which a seller agrees to pay a buyer the difference in price of a Security after a certain period of time if the Security’s price increases, and the buyer will in return pay the seller the difference in price if the Security’s price decreases. CFDs are Traded in over the counter markets in many countries, but are not allowed in the United States.

“Credit Rating” shall mean an assessment of, or opinion regarding, the creditworthiness of an entity, a debt or financial obligation, debt security, preferred share or other financial instrument (including a Money Market Fund), or of an issue of such a debt or financial obligation, debt security, preferred share or other financial instrument, issued using an established and defined ranking system of rating categories.

“Credit Rating Activities” shall mean: (a) data and information analysis related to Credit Ratings; (b) the evaluation, approval, issuance, and review of Credit Ratings; and the development or

Securities Disclosure Policy: for Employees of Standard & Poor’s Ratings Services, S&P Capital IQ and S&P Indices	16

approval of analytical procedures or methodologies used for determining Credit Ratings (i.e., criteria), including the development or approval of qualitative and quantitative models.

“Designated Broker” shall mean a broker-dealer who participates in automated electronic reporting of Securities Trading to Standard & Poor’s. A list of Designated Brokers is available on the Securities Disclosure Compliance intranet site.

“Dividend Reinvestment Plan (DRIP)” shall mean a type of Automatic Investment Plan in which the dividends that an investor receives from a company go toward the purchase of more of the same stock.

“Employee” shall mean all Ratings Services and Segment, S&P Securities Evaluations (“SPSE”),, Equity Research, S&P Investment Advisory Services LLC (“SPIAS”) and Index Services personnel, any other natural person whose services are placed at the disposal or under the control of the Standard & Poor’s Ratings Services and who is directly involved in Credit Rating Activities and certain Standard & Poor’s and McGraw-Hill personnel as designated by Securities Disclosure Compliance who support or have access or potential access to Material Non-Public Information about Standard & Poor’s products and services.

“GTC (Good-Til-Cancelled) Order” shall mean an order to buy or sell a Security at a specific or limit price that lasts until the order is completed or cancelled.

“Holding” (adjusted in context for appropriate verb tense) shall mean owning a Beneficial Interest in a Security or having a short position in a Security.

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“Immediate Family” shall mean:

Employees subject to the Ratings Services Addendum	All other employees subject to the Securities Disclosure Policy under the various other Addenda

(a) an Employee’s spouse, domestic partner, or equivalent, regardless of residence;

(b) an Employee’s dependent child or stepchild, regardless of residence;

(c) an Employee’s relative (e.g., grandchild, parent, stepparent, grandparent, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law, cousin, aunt, uncle, niece, or nephew including adoptive or guardian relationships) that has shared the same household as the Employee for at least one year before the trade or other relevant activity;

(d) Any legal person, trust, or partnership whose managerial responsibilities are discharged by, directly or indirectly controlled by, established for the benefit of, or whose economic interests are substantially equivalent to an Employee or a person listed at (a) – (c) above; or

(e) a person for whom an Employee or a person listed at (a) – (c) above has investment discretion or Trading authorization, even if that person is not related to or living with the Employee.

For purposes of this definition, the terms “dependent”, “domestic partner”, and “adoptive or guardian relationship” are defined by the national law where the Employee works.

(a) an Employee’s spouse, domestic partner, or equivalent, regardless of residence;

(b) an Employee’s relative (e.g., child or stepchild, grandchild, parent, stepparent, grandparent, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law, including adoptive or guardian relationships) that has shared the same household as the Employee;

(c) Any legal person, trust, or partnership whose managerial responsibilities are discharged by, directly or indirectly controlled by, established for the benefit of, or whose economic interests are substantially equivalent to an Employee or a person listed at (a) – (c) above; or

(d) a person for whom an Employee or a person listed at (a) – (c) above has investment discretion or Trading authorization, even if that person is not related to or living with the Employee.

For purposes of this definition, the terms “dependent”, “domestic partner”, and “adoptive or guardian relationship” are defined by the national law where the Employee works.

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“Inflation-Linked Bond” shall mean a type of Security for which the redemption value corresponds to the inflation rate.

“Initial Public Offering” shall mean a first and one-time only sale of publicly tradable stock shares in a company that has previously been owned privately.

“Insider Trading” shall mean Trading a Security while aware of Material Non-Public Information.

“Level” shall mean the component of an Employee’s Securities Disclosure Profile that determines the restrictions on the Securities that an Employee and his or her Immediate Family members are permitted to Hold or Trade. An Employee’s Level is determined by his or her influence on Standard & Poor’s products and services and access to Material Non-Public Information.

“Material Non-Public Information” shall mean all non-public information that a reasonable investor would likely consider important in making an investment decision or non-public information that is reasonably likely to affect the market price of a Security when it is publicly disclosed. Information is non-public if it has not been disseminated to the public in a manner reasonably designed to provide broad distribution, such as a required or voluntary filing with a government agency or regulatory body, a publication of general circulation, or a press release issued by an issuer or client. Material Non-Public Information can be positive or negative and may involve events with contingencies.

“Money Market Fund” shall mean a type of Mutual Fund that is required by law to invest in low-risk and short-term securities.

“Mutual Fund” shall mean an open-end company or other investment scheme that pools money from many investors and invests the money in stocks, bonds, short-term money-market instruments, or other Securities. Types of Mutual Funds include some index funds, stock funds, Bond Funds, and Money Market Funds. Mutual funds are registered with or authorized by securities or other financial regulators.

“Policy” shall mean Standard & Poor’s Securities Disclosure Policy.

“Practice Area” shall mean a grouping of Sectors that are rated by Ratings Services, as defined by Ratings Services.

“Pre-Approval” shall mean the act of notifying Securities Disclosure Compliance about and gaining permission for a certain Securities transaction.

“Pre-Clear” shall mean the process for obtaining Pre-Clearance.

“Pre-Clearance” shall mean approval to purchase or sell a Security, or the process of requesting such approval.

“Private Placement” shall mean an unregistered offering of Securities to a small number of investors rather than to the general public.

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“Prohibited Financial Instruments” shall mean any financial instruments that do not meet the definition of Security below and are: (a) options, futures, swaps, forward rate agreements or other derivative contracts related to currencies, interest rates or yields, or other derivatives instruments, financial indices or financial measures regardless of the manner of settlement (i.e., physically or in cash); (b) options, futures, swaps, forward rate agreements and any other derivative contracts relating to commodities regardless of the manner of settlement or clearing; (c) derivative instruments for the transfer of credit risks; (d) Contracts for Difference other than those related to the price of a Security; (e) options, futures, swaps, forward rate agreements and any other derivative contracts relating to climatic variables, freight rates, emission allowances, inflation rates or other official economic statistics or other things, values or measures regardless of settlement; and (f) any similar or other derivative contracts relating to assets, rights, obligations, indices and measures not listed above which Securities Disclosure Compliance determines are prohibited.

“PSTS” shall mean Personal Securities Trading System, the system that Employees use to report and certify to their Accounts and Securities activities.

“Restricted List” shall mean a listing of Securities that are restricted for Holding and/or Trading by an Employee and his/her Immediate Family members.

“Restricted Security” shall mean a Security which an Employee and his or her Immediate Family, as determined by the Employee’s assigned Level, is restricted from Trading or Holding.  In general, Restricted Securities include Standard & Poor’s credit-rated Securities, Securities rated by other credit rating agencies, and non-rated Securities unless otherwise specified.

“Scope” shall mean the component of an Employee’s Securities Disclosure Profile that determines the extent to which the Employee is restricted from Holding and/or Trading.

“Sector” shall mean a grouping by industry, government, or currency.

“Sector Fund” shall mean a Mutual Fund, Exchange Traded Fund (ETF), or Unit Trust which, by name, provides diversification of Holdings within a specific industry or government Sector (e.g., Fidelity Select Health Care Portfolio), or currency (e.g., Euro ETF).

“Security” shall mean any stock, note, bond, debenture, limited partnership interest, limited liability company interest, an investment contract, a vehicle which purchases and pools investments in other securities (such as a Mutual Fund, an exchange traded fund (ETF), hedge fund, or venture capital fund), or other financial instrument commonly known as a security, including securities issued globally, and American Depository Receipts (ADRs). It also includes any put or call options, futures contracts, or any other derivative instruments related to securities.

“Securities Disclosure” shall mean formal recording of an Employee’s Holdings and transactions.

“Securities Disclosure Compliance” shall mean the department within Standard & Poor’s Compliance responsible for conducting surveillance and enforcing Employee compliance with Securities Disclosure requirements.

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“Securities Disclosure Profile” shall mean an assignment established to help an Employee identify the Securities that he or she is restricted from Holding and Trading. A Securities Disclosure Profile consists of the Employee’s Level and Scope.

“Spread Betting” shall mean a type of Trading that involves taking a bet on the price movement of a Security.

“Third-Party Discretionary Account” shall mean an Account where the Trading in the Account is under the control of an independent third-party who is a licensed broker, investment advisor or equivalent and where the beneficiary of the Account does not have input into the specific investment decisions in the Account.  The third-party with discretionary authority must sign a statement agreeing not to accept investment direction from the Employee or designee and not to Trade in Securities in the Sector(s) and/or Practice Area(s) in which the Employee is restricted.

“Tipping” shall mean the act of providing Material Non-Public Information to a person who is not authorized to have the information and who then Trades (or discloses the information to another person who Trades). If someone is aware of Material Non-Public Information and cannot Trade, he or she also cannot “tip” or cause another person to Trade even if the tipper does not disclose the details of the Material Non-Public Information.

“Trading” (adjusted in context for appropriate verb tense) shall mean purchasing, selling, or selling short, or engaging in a transaction (e.g., a gift or an exchange) in a Security; writing or exercising an option to purchase or sell a Security; buying to cover a short position; purchasing a Contract for Difference related to the price of a Security, or Spread Betting. It also can mean investment decisions such as the reallocation of assets in a 401(k) plan, the loss of shares through a margin call, and the tendering of shares in a cash or exchange offer.

“Unit Investment Trust (UIT)” shall mean a U.S. investment company offering a fixed (unmanaged) portfolio of securities having a definite life.

“Unit Trust” shall mean some Mutual Funds found in Australia, Ireland, New Zealand, South Africa, Singapore, and the U.K.

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Appendix A

McGraw-Hill Securities and the Securities Disclosure Policy
	Account Reportable	Pre-clear Purchases / Acquisitions	Pre-clear Sales	Report Purchases / Acquisitions	Report Sales	Certify Holding
Employee Stock Purchase Program	Yes	No	Yes	No	Yes	Yes
Stock Compensation	Yes1	N/A	Yes	No	Yes	Yes
Options Compensation	Yes1	N/A	Yes	No	Yes	Yes
Non-Vested Compensation Shares	Yes1	N/A	N/A	No	N/A	No
MHP Stock Fund w/in Company Sponsored Retirement Account	No	No	No	No	No	No
MHP w/in General Brokerage/Bank Account	Yes	Yes	Yes	Yes	Yes	Yes

1 If account is with Merrill Lynch, the account should be on the automated brokerage feed.

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